Exhibit 99.3

Envision Solar Commences EnvisionTrak™ and CleanCharge™ Solar Tree®  Installations for Axion Power International

-	Envision and Axion partner to demonstrate combined solar power, electric vehicle charging and grid storage solution

September 29, 2010 - SAN DIEGO-- (BUSINESS WIRE)--Envision Solar International, Inc., (www.envisionsolar.com) (OTCBB:EVSI - News), a leading sustainable infrastructure designer and developer, announced today that it has commenced installation of electric-vehicle (EV) charging enabled solar tracking trees at Axion Power International’s (OTCBB:AXPW – News) facility in Western Pennsylvania. The installation is being financed through a Pennsylvania state grant to fund the deployment of the EnvisionTrak™ and CleanCharge™ Solar Trees®. It is expected to be completed by the first quarter of 2011.

In addition to providing Axion with clean energy, helping it meet its objectives to reduce its overall carbon footprint, the installation will enable the companies to learn more about the characteristics of solar energy in the region, and how to better tie solar energy to Axion’s Power Cube™ system.  Technical focus will be on load management and power smoothing required because of variability on a day-to-day business of sunlight conditions due to, for example, cloud cover.

Envision Solar's Solar Tree® with EnvisionTrak™ is a parking lot solar array which incorporates solar tracking into the primary structure of its canopy. By tracking the movement of the sun throughout the day, a Solar Tree™ with EnvisionTrak™can produce an increase of 18 to 22% in energy output over traditional static solar arrays which generate maximum output only when the sun is at its peak, generally between noon and 3 p.m.

Bob Noble, CEO of Envision Solar, said “Combining our state-of-the-art solar trees equipped with EV chargers with Axion’s storage solution for solar power creates a truly powerful energy solution for the market, and is a key development in leveling the playing field for solar power and other conventional, base-load energy sources. Our tracker-enabled trees drive higher energy yield and stronger internal rate of return dynamics for solar projects while Axion’s storage for solar is a fantastic solution for intermittency issues. This project truly represents a comprehensive demonstration of the hyper-convergence of efficient clean energy generation, large-scale local energy storage, smart-grid and building infrastructure, and plug-in hybrid – electric vehicle charging.”

About Envision Solar International, Inc.

Envision Solar, www.envisionsolar.com, is a leading solar planner, architect and inventor designing and deploying clean energy systems globally. The solar master planning firm provides strategic long-term solutions including comprehensive sustainability planning and optimizing designs for solar array structures. The company is a leader in the invention and construction of solar structures that address unused millions of acres of parking spaces. Its innovative systems include products for commercial, residential, and institutions, such as the Solar Tree®, Solar Grove®, Solar Row™, LifePort®, LifePod™, LifeVillage™ and others. Envision Solar is listed on the OTC Bulletin Board under the symbol [OTCBB: EVSI]. For more information on the company, contact 1-866-746-0514.

For more information on Envision Solar, please visit www.envisionsolar.com or call 1-866-746-0514.

About Axion Power International

Axion has developed and patented a next generation energy storage device that won the prestigious Frost & Sullivan Technology Award for North America in the field of lead-acid batteries. According to Frost & Sullivan, Axion's new PbC® batteries have "the potential to revitalize the lead-acid battery industry by breathing new life into an established technology that is not well suited to the requirements of important new applications like hybrid electric vehicles and renewable power."

Axion Power International Inc is the industry leader in the field of lead-acid-carbon energy storage technologies. Axion believes the PbC battery is the only class of advanced battery that can be assembled on existing lead-acid battery production lines throughout the world without significant changes to production equipment and fabrication processes. It also believes it will be able to manufacture carbon electrode assemblies in volume at low cost using standard automated production methods that are commonly used in other industries. If and when its electrode manufacturing methods are fully developed, Axion believes it will be able to sell carbon electrode assemblies as virtual plug-and-play replacements for lead-based negative electrodes used by all other lead-acid battery manufacturers. Axion's future goal, after filling their plant's lead-carbon battery production capacity, is to become the leading supplier of carbon electrode assemblies for the global lead-acid battery industry.

For more information, visit www.axionpower.com